EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002) dated February 11, 2003 relating to the financial statements, which appear in the 2002 Annual Report to Shareholders of Kendle International Inc., which is incorporated by reference in Kendle International Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/PricewaterhouseCoopers LLP

Cincinnati, Ohio
November 30, 2004